Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tejas Incorporated:

We consent to the incorporation by reference in the registration statement (No. 333-117234) on Form S-8 of Tejas Incorporated (formerly Westech Capital Corp.) of our report dated March 15, 2003, except for the second and third paragraphs of note 1 to those consolidated financial statements, as to which the date is December 9, 2004, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Tejas Incorporated and subsidiaries for the year ended December 31, 2002, which report appears in the December 31, 2004, annual report on Form 10-K of Tejas Incorporated.

/s/ KPMG LLP
Austin, Texas
March 31, 2005